UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2009

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 12, 2009, Flotek Industries, Inc. (the “Company”) entered into a Fourth Amendment (the “Amendment”) to the Amended and Restated Credit Agreement (the “Original Credit Agreement”), dated as of August 31, 2007, between the Company and Wells Fargo Bank, N.A. The Amendment, among other things, permits the granting of second priority liens in certain real property of the Company to secure the repayment of the amounts owed by the Company pursuant to the Credit Agreement between the Company and Wells Fargo Bank, N.A., as lender and as administrative agent for itself and the certain other lenders (the “Syndicated Credit Agreement”). The purpose of the Amendment to the Original Credit Agreement is to comply with covenants that required it to grant second priority liens to secure amounts owed pursuant to the Syndicated Credit Agreement by May 15, 2009.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 11, 2009, Gary M. Pittman resigned from his position as a member of the Board of Directors of the Company. Mr. Pittman’s resignation letter, a copy of which is filed as an exhibit to this Current Report on Form 8-K, describes Mr. Pittman’s disagreements with management and the Board of Directors that Mr. Pittman states caused him to resign. Mr. Pittman served as a member of the Company’s Audit Committee and Compensation Committee.

Item 8.01.	Other Events.

On May 12, 2009, the Board of Directors of the Company elected James R. Massey, currently a Director of the Company and Chairman of the Governance and Nominating Committee, to fill the vacancy on the Audit Committee created by Mr. Pittman’s resignation.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of May 12, 2009

17.1	Letter of Resignation of Gary M. Pittman, dated as of May 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: May 15, 2009	By:	/s/ Jesse E. Neyman
Jesse E. Neyman
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of May 12, 2009

17.1	Letter of Resignation of Gary M. Pittman, dated as of May 11, 2009